Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW SIGNS OPTION AGREEMENT TO ACQUIRE OMAX CORPORATION

KENT, Wash., December 5, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, announced that it has signed an exclusive option agreement to negotiate the acquisition of OMAX Corporation. OMAX is a Kent, WA-based privately held provider of precision-engineered, computer-controlled, abrasive waterjet systems. Under the terms of the agreement, Flow and OMAX will work to negotiate a definitive agreement for Flow to acquire OMAX. Upon closing, Flow would pay approximately $109 million in cash and stock (including the amounts paid for the option agreement) with the potential for a contingent earn-out in two years of up to $26 million in either stock or cash at Flow’s option. A transaction to combine the two companies is subject to completion of all due diligence, execution of a definitive agreement, Hart-Scott-Rodino anti-trust clearance, and customary closing conditions.

“We believe a combination of the two companies presents a unique opportunity to enhance the global growth of waterjet solutions, which represent a relatively small but rapidly growing part of the overall market for cutting solutions,” said Charley Brown, Flow’s President and Chief Executive Officer. “While there are many synergies that make this merger a natural fit between waterjet pioneers, each company brings a unique set of intellectual property, engineering strength, and market focus, including OMAX’s unique distribution channels worldwide, that makes this accretive combination so financially compelling and operationally attractive.”

Dr. John Cheung, Chairman of OMAX, commented, “Our two companies share similar histories, passion, vision, and are quite literally neighbors in Kent. Together I believe we will be better able to foster the innovation necessary to continue introducing the superiority of the waterjet to a large and growing marketplace.”

Assuming that a definitive agreement is reached and regulatory approval is received, the transaction would be expected to close in approximately six months. Upon closing, all litigation between Flow and OMAX would be settled.

Conference Call

Flow plans to hold a conference call to discuss this announcement, along with the results of its 2008 second fiscal quarter, on Thursday, December 6 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-303-262-2190. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11103718. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2007 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding growth of the waterjet and cutting markets, accretion resulting from the transaction, the financial and operational effect of the transaction, and continuing innovation. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.